Exhibit 99.1

Investor Contacts:	Marisa Jacobs, Crocs, Inc.
(303) 848-7322
mjacobs@crocs.com

Media Contact:	Ryan Roccaforte, Crocs, Inc.
(303) 848-7116
rroccaforte@crocs.com

Crocs, Inc. Increases Fourth Quarter and 2018 Revenue Guidance
Announces Participation in the 21st Annual ICR Conference
______________________________________________________________________________

NIWOT, COLORADO - January 14, 2019 - Crocs, Inc. (NASDAQ: CROX), a world leader in innovative casual footwear for men, women and children, today updated its guidance for the fourth quarter and full year ended December 31, 2018 in anticipation of its presentation at the 21st Annual ICR Conference.

Andrew Rees, President and Chief Executive Officer, said, “We had one of our best fourth quarters in years and as a result, have increased our revenue guidance to $211 to $214 million, well above the top end of our previous guidance of $195 to $205. These results clearly demonstrate that consumer demand for clogs and sandals is year-round. Classic and lined clogs were particular standouts, and exceptional results in North America contributed to our outperformance. We are thrilled to finish the year on such a high note and are looking forward to another successful year in 2019.”

Fourth Quarter 2018:

•	The Company now anticipates fourth quarter revenues of $211 to $214 million; prior guidance was $195 to $205 million. Revenues were $199.1 million in the fourth quarter of 2017.

•	The Company continues to expect gross margin to increase by 80 to 100 basis points over 45.4% in the fourth quarter of 2017.

•	The Company now expects SG&A to be approximately 54% of revenues compared to 60.6% of revenues in the fourth quarter of 2017.

Full Year 2018:

•	The Company now anticipates 2018 revenues to grow approximately 6%. This compares to our prior guidance predicting revenue growth of 4 to 5% over 2017 revenues of $1,023.5 million.

•	The Company continues to expect gross margin to increase approximately 100 basis points over the 50.5% rate in 2017.

•	The Company now expects SG&A to be approximately 46% of revenues compared to 48.8% of revenues in 2017.

•	The Company now expects income from operations to be over $60 million, up from our prior guidance of slightly under $60 million, and $17.3 million in 2017.

2019 Preview:

•
With respect to 2019 revenues, the Company continues to expect a mid-single digit increase over 2018 revenues. We anticipate that e-commerce and wholesale growth will more than offset lower retail revenues associated with our reduced store count, which we expect to reduce revenues by approximately $25 million. Adding back that $25 million reduction, we would expect 2019 revenues to be up mid to high single digits over our anticipated 2018 revenues.

21st Annual ICR Conference:

Crocs, Inc. will be presenting at the ICR conference on Tuesday, January 15, 2019 at 2:00 pm EST. The presentation will be webcast live and can be accessed on the Crocs website, www.crocs.com, or at http://wsw.com/webcast/icr5/crox, and will remain available through January 14, 2020. The conference is being held at the JW Marriott Grande Lakes in Orlando, Florida.

About Crocs, Inc.:

Crocs, Inc. (Nasdaq: CROX) is a world leader in innovative casual footwear for women, men, and children, combining comfort and style with a value that consumers know and love. Every pair of shoes within Crocs’ collection contains Croslite™ material, a proprietary, molded footwear technology, delivering extraordinary comfort with each step.

In 2019, Crocs declares that expressing yourself and being comfortable are not mutually exclusive. To learn more about Crocs or our global Come As You Are™ campaign, please visit www.crocs.com or follow @Crocs on Facebook, Instagram and Twitter.

Forward Looking Statements:

This news release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding prospects, expectations and our revenues, gross margin, SG&A and income from operations outlook. These statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to be materially different from any future results, performances, or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: current global financial conditions; the effect of competition in our industry; our ability to effectively manage our future growth or declines in revenues; changing consumer preferences; our ability to maintain and expand revenues and gross margin; our ability to accurately forecast consumer demand for our products; our ability to successfully implement our strategic plans; our ability to develop and sell new products; our ability to obtain and protect intellectual property rights; the effect of potential adverse currency exchange rate fluctuations and other international operating risks; and other factors described in our most recent Annual Report on Form 10-K under the heading “Risk Factors” and our subsequent filings with the Securities and Exchange Commission. Readers are encouraged to review that section and all other disclosures appearing in our filings with the Securities and Exchange Commission.

All information in this document speaks as of January 14, 2019. We do not undertake any obligation to update publicly any forward-looking statements, including, without limitation, any estimate regarding revenues, margins, or SG&A, whether as a result of the receipt of new information, future events, or otherwise.

Category:Investors